  For Release

    October 25, 2010

OTC BB: “CCBC”

CHINO COMMERCIAL BANCORP REPORTS 104.1% INCREASE IN THIRD QUARTER EARNINGS

Chino, California, October 25, 2010 – The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the third quarter ended September 30, 2010 with net earnings of $194,041, a 104.1% increase from net income of $95,080 for the third quarter of last year. The net earnings for the most recent quarter represent $0.26 per diluted share, as compared with $0.13 per diluted share from the same quarter last year. The Company’s profit year-to-date decreased 13.3% to $249,519 or $0.35 per diluted share as compared with net earnings of $287,878 or $0.39 per diluted share for the same period last year.

Dann H. Bowman, President and Chief Executive Officer stated, “We are very pleased with the performance of the Bank during the third quarter.  Not only did the Bank post a significant improvement in net earnings, but even more important, was that we had no delinquent loans at the quarter-end.  At this time in the economic cycle, we are very fortunate to be experiencing such strong performance and earnings.”

Financial Condition

Balance sheet changes during the nine months of 2010 include a sizeable increase in deposits and a slight decrease in loans. Total deposits increased by $9.5 million, or 10.2%, to $101.7 million at September 30, 2010. Much of the growth was in demand deposits which increased $6.1 million, or 16.9%. Time deposits decreased $1.7 million or 6.9% during the nine months of 2010, ending at $22.6 million at September 30, 2010. Combined NOW and money market demand accounts increased to $4.7 million at September 30, 2010, a 15.2% increase from $31.1 million at December 31, 2009, while savings accounts increased 33.3% from $1.0 million at December 31, 2009 to $1.3 million at September 30, 2010.

Total assets increased from $103.6 million at December 31, 2009 to $112.7 million at September 30, 2010, an 8.8% increase. Gross Loans declined slightly from $61.4 million to $59.3 million, and investments increased from $33.3 million to $38.3 million.

The Company has experienced net loan losses thus far this year totaling $495,125, has three loans on non-accrual, and very few delinquent loans in the three quarters of 2010. Although on non-accrual, three loans totaling $1.5 million are current and paying as agreed.

Earnings

The Company posted net interest income for the quarters ended September 30, 2010 and September 30, 2009 of $1,005,347 and $1,015,974, respectively. For the nine months ended September 30, the Company posted net interest income of $2,935,421 and $2,732,607 for 2010 and 2009, respectively. Significant contributors to the increase in net interest income for the nine months ended September 30, 2010 were the increased interest and fees on loans and interest from investment securities. Loan interest decreased $68,918, or 6.1%, to $1,056,071 for the third quarter of 2010 compared with the third quarter of 2009. Year-to-date interest and fees income from loans increased $182,513, or 6.1%, comparing 2010 with 2009. Interest expense on deposits decreased $20,668, or 8.6%, comparing the quarters ended September 30, 2010 with 2009. On a year-to-date comparison, interest on deposits decreased $3,798, or 0.5% in 2010 compared to the same period in 2009. Interest from investments and due from banks increased $37,570, or 20.7% and $16,355, or 2.7% for the quarter and nine months ended September 30, 2010 compared to the same periods in 2009. Average interest-earning assets were $102.8 million with average interest-bearing liabilities of $65.4 million, yielding a net interest margin of 4.82% for the nine months ended September 30, 2010; as compared to average interest-bearing assets of $81.6 million with average interest-bearing liabilities of $49.0 million, yielding a net interest margin of 3.48% for the nine months ended September 30, 2009.

Non-interest income totaled $424,989 for the three months ended September 30, 2010, or a 54.4% increase from $275,322 earned during the third quarter of 2009. Non-interest income increased 33.8% for the nine months ended September 30, 2009 to $1,037,752, as compared to $775,483 for the nine months ended September 30, 2009. Affecting the increase in non-interest income through September 30, 2010 were a proceeds from the sale of repossessed equipment of $127,839 offset by the recognition of a net probable loss from the sales of Other Real Estate Owned for $27,500. Service charges on deposit accounts increased by $52,447 in the quarter-to-quarter and $157,751 in the year-to-year comparisons of periods ended September 30, 2010 and 2009.

            General and administrative expenses were $1,105,290 and $3,079,333 for the three and nine months ended September 30, 2010, respectively, as compared to $861,595 and $2,646,238 for the three and nine months ended September 30, 2009. The increases in General and administrative expenses occurred mainly in Salaries and employee benefits, which increased due to the opening of a new branch in April 2010.

            Income tax expense was $115,361 and $114,325 for the three and nine months ended September 30, 2009, as compared to $46,797 and $142,269 for the same periods of 2008. The effective income tax rate for 2010 and 2009 is approximately 31.4% and 33.1%, respectively.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
September 30, 2010 and December 31, 2009

	September 30, 2010	December 31, 2009
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$5,291,152	$3,089,300

Interest-bearing deposits in other banks	20,235,252	25,433,602
Investment securities available for sale	4,923,101	5,567,855
Investment securities held to maturity (fair value approximates
$14,403,000 at September 30, 2010 and $2,332,000 at December 31, 2009)	13,111,506	2,291,962
Total investments	38,269,859	33,293,419
Loans
Real estate	49,945,608	50,931,354
Commercial	8,732,513	9,621,310
Installment	618,877	855,564
Gross loans	59,296,998	61,408,228
Unearned fees and discounts	(20,819)	(17,887)
Loans net of unearned fees and discount	59,276,179	61,390,341
Allowance for loan losses	(1,312,397)	(1,277,526)
Net loans	57,963,782	60,112,815

Accrued interest receivable	355,727	326,206
Restricted stock	643,350	677,650
Fixed assets, net	5,870,079	3,100,183
Other real estate owned	1,035,255	24,861
Prepaid & other assets	3,276,705	2,956,242
Total assets	$112,705,909	$103,580,676

LIABILITIES:
Deposits
Non-interest bearing	$41,939,034	$35,872,495
Interest Bearing
NOW and money market	35,885,849	31,148,654
Savings	1,336,972	1,003,290
Time deposits less than $100,000	6,626,503	6,722,558
Time deposits of $100,000 or greater	15,956,990	17,541,461
Total deposits	101,745,348	92,288,458

Accrued interest payable	106,557	125,823
Borrowings from Federal Home Loan Bank (FHLB)	0	994,000
Accrued expenses & other payables	752,597	612,667
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	105,697,502	97,113,948
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 749,890 shares and 699,061 shares at September 30,
2010 and December 31, 2009, respectively.	2,771,322	2,498,664
Retained earnings	4,134,427	3,884,907
Accumulated other comprehensive income	102,658	83,157
Total stockholders' equity	7,008,407	6,466,728
Total liabilities & stockholders' equity	$112,705,909	$103,580,676

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the nine months ended
	September 30		September 30
	2010	2009	2010	2009
Interest income
Investment securities and due from banks	$218,940	$181,370	$619,330	$602,975
Interest on Federal funds sold	0	46	0	102
Interest and fee income on loans	1,056,071	1,124,989	3,171,514	2,989,001
Total interest income	1,275,011	1,306,405	3,790,844	3,592,078
Interest expense
Deposits	218,701	239,369	701,966	705,764
Interest on Federal funds purchased	0	0	18	115
Interest on FHLB borrowings	0	99	551	704
Other borrowings	50,963	50,963	152,888	152,888
Total interest expense	269,664	290,431	855,423	859,471
Net interest income	1,005,347	1,015,974	2,935,421	2,732,607
Provision for loan losses	15,644	287,824	529,996	431,705
Net interest income after
provision for loan losses	989,703	728,150	2,405,425	2,300,902
Non-interest income
Service charges on deposit accounts	300,166	247,719	862,307	704,556
Other miscellaneous income	104,394	6,889	119,218	13,943
Dividend income from restricted stock	2,961	3,791	4,418	6,606
Income from bank-owned life insurance	17,468	16,923	51,809	50,378
Total non-interest income	424,989	275,322	1,037,752	775,483
General and administrative expenses
Salaries and employee benefits	543,501	450,624	1,637,951	1,383,099
Occupancy and equipment	124,668	86,239	316,138	242,522
Data and item processing	91,393	77,134	263,233	218,900
Advertising and marketing	16,347	15,777	45,228	49,569
Legal and professional fees	107,375	47,714	191,818	137,900
Regulatory Assessments	56,489	48,947	162,239	167,670
Insurance	9,958	8,096	27,950	23,540
Directors' fees and expenses	16,541	18,963	50,959	54,621
Other expenses	139,018	108,101	383,817	368,417
Total general & administrative expenses	1,105,290	861,595	3,079,333	2,646,238
Income before income tax expense (benefit)	309,402	141,877	363,844	430,147
Income tax expense (benefit)	115,361	46,797	114,325	142,269
Net income	$194,041	$95,080	$249,519	$287,878
Basic earnings per share	$0.26	$0.14	$0.35	$0.41
Diluted earnings per share	$0.26	$0.13	$0.35	$0.39

CHINO COMMERCIAL BANCORP

	For the three months ended		For the nine months ended
	September 30		September 30
	2010	2009	2010	2010
KEY FINANCIAL RATIOS
(unaudited)
Return on average equity	11.36%	6.16%	7.58%	6.20%
Return on average assets	0.67%	0.39%	0.29%	0.42%
Net interest margin	3.92%	4.57%	3.82%	4.48%
efficiency ratio	77.27%	66.72%	77.50%	75.43%
Net chargeoffs to average loans	0.03%	0.01%	0.81%	0.01%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 115,921	$ 98,459	$ 116,695	$ 91,347
Average interest-earning assets	$ 101,743	$ 88,173	$ 102,786	$ 81,605
Average gross loans	$ 60,019	$ 61,834	$ 60,838	$ 54,670
Average deposits	$ 105,039	$ 87,848	$ 102,459	$ 80,536
Average equity	$ 6,831	$ 6,232	$ 6,582	$ 6,193

CREDIT QUALITY	End of period
(unaudited	September 30, 2010	December 31, 2009
Non-performing loans	$ 1,524,878	$ 1,493,919
Non-performing loans to total loans	2.57%	2.43%
Non-performing loans to total assets	1.35%	1.44%
Allowance for loan losses to loans	2.21%	2.08%

OTHER PERIOD-END STATISTICS
(unaudited	September 30, 2010	December 31, 2009
Shareholders equity to total assets	6.22%	6.24%
Loans to deposits	58.28%	66.54%
Non-interest bearing deposits to total deposits	41.22%	38.87%